UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): February 20, 2015

ASHFORD INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-36400	46-5292553
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS employer identification number)

14185 Dallas Parkway, Suite 1100
Dallas, Texas		75254
(Address of principal executive offices)		(Zip code)

    Registrant’s telephone number, including area code: (972) 490-9600

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01    OTHER EVENTS.
Ashford Hospitality Trust, Inc. (“Ashford Trust”) has previously announced the formation of Ashford Hospitality Select, Inc. (“Ashford Select”), a new privately-held company dedicated to investing primarily in existing premium branded, upscale and upper-midscale, select-service hotels. Ashford Trust has announced that it intends to contribute to Ashford Select a high-quality, geographically diverse portfolio of 16 of its existing select-service hotels, located in ten states, comprised of 2,560 total guestrooms and operated under upscale or upper-midscale premium brands affiliated with Marriott International, Inc. In connection with the launch of Ashford Select’s new select-service platform, Ashford Select will enter into an advisory agreement (the “Advisory Agreement”) with Ashford Inc. (the “Company”).
In connection with the launch, we expect the terms of the Advisory Agreement to be similar to the Company’s advisory agreements with Ashford Trust and Ashford Hospitality Prime, Inc., with a 20-year term, and the payment of base fees and incentive fees, except that the base fee will be reduced for a period of up to two years, and while an incentive fee may be earned, the payment of such fee will initially be deferred for a period of time. Additionally, we expect there to be a cap on the termination fee for a period of four years. In addition, the Company expects to pay certain organizational fees and expenses on behalf of Ashford Select, in connection with the successful launch of the Ashford Select platform.
The Company’s entry into the Advisory Agreement will be contingent upon, among other factors, the negotiation of definitive agreements by Ashford Trust, Ashford Select and the Company, the availability of acceptable financing for Ashford Select, the receipt of all necessary third-party consents (including lender consents) by Ashford Trust and other customary closing conditions. The final terms of the Advisory Agreement, as authorized by the board of directors of the Company, will govern the advisory relationship between the Company and Ashford Select. The Advisory Agreement will be filed as a material agreement with a Current Report on Form 8-K when it is executed.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 20, 2015

ASHFORD INC.
By: /s/ David A. Brooks
David A. Brooks
Chief Operating Officer and General Counsel